Exhibit 99.1


   Standard Parking Corporation To Present at Upcoming Financial Conferences


    CHICAGO--(BUSINESS WIRE)--June 10, 2005--Standard Parking Corporation (NASDAQ:STAN) today announced that James A. Wilhelm, President and CEO, and G. Marc Baumann, Executive Vice President and CFO, will participate as presenters at two conferences in June. They are scheduled to present at the Thomas Weisel Partners Growth Forum
7.0 conference in San Francisco on Wednesday, June 15, 2005 at 3:15 p.m. PDT (5:15 p.m. CDT), and are also scheduled to present at the William Blair & Company 25th Annual Growth Stock Conference in Chicago on Thursday, June 23, 2005 at 9:10 a.m. CDT.

    Both events will be broadcast live via audio webcast which, along with the presentation, can be accessed from the Investor Relations section of the Company's website at www.standardparking.com. A replay of each event will be available shortly thereafter and can be accessed for 30 days after the event.

    Standard Parking is a leading national provider of parking facility management services. The Company provides on-site management services at multi-level and surface parking facilities for all major markets of the parking industry. The Company manages over 1,900 parking facilities, containing more than one million parking spaces in close to 300 cities across the United States and Canada. In addition, the company manages parking-related and shuttle bus operations serving more than 60 airports.


    CONTACT: Standard Parking Corporation
             G. Marc Baumann, 312-274-2199
             mbaumann@standardparking.com